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March 4, 1998

VIA HAND DELIVERY

Thomas H. Aasen
17823 Toltec Court
San Diego, CA  92127

Dear Tom:

As discussed, I am pleased to offer you the position of Vice President - Chief Financial Officer of ACADIA Pharmacuticals Inc. I firmly believe that with your joining our team, ACADIA Pharmaceuticals will have the potential to not only quickly surpass such short term goals as completing additional significant corporate partnerships and a successful public offering, but that we will be able to flourish in facing the challenges to be met in the years ahead as we build an extremely valuable, technology driven, integrated drug discovery company. All of us associated with ACADIA Pharmaceuticals look forward to working with you. The terms of our offer are as follows:

1. Your title will be Vice President - Chief Financial Officer (or in such other position as the Company or its Board may determine) and you will report to the Chief Excutive Officer of the Company. As discussed, you will be a key member of the senior management team and you will be involved in virtually all important decisions on the strategy and future operations of the Company. Your initial duties will encompass all financial matters as well as legal, human resources, and other matters. You agree to devote all of your business time, attention and energies to the business of the Company.

2. Your initial annual salary will be $160,000, subject to adjustment as determined by the Board as of January 1 of each year.

3. You will be eligible to receive an annual bonus with a target of 20% of the base salary you receive in each calendar year payable within 90 days of the end of such Calendar year. The amount of the annual bonus will be determined by the Board of Directors based upon your individual performance and the financial performance of the Company.

4. The Company will also provide you a signing bonus of $20,000 payable immediately after your beginning employment with ACADIA Pharmaceuticals Inc. You agree to return such bonus to the Company if you voluntarily terminate your employment within six months of the start date of your employment.

5. Naturally, what I consider to be the most important part of your compensation is your participation in the Company's stock option plan. You will receive stock options that


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         will vest 25% after 12 months of employment with additional vesting of
         1/48% after each additional month of employment through your 48th month of employment with the Company. The stock options that you will be entitled to, subject to the aforementioned vesting schedule and other terms of the plan, will be equal to options to purchase 75,000 shares of common stock of the Company. The exercise price at which these options will be issued will be equal to the fair market value of the common shares of the Company at the date of grant of the options, which will be the start date of your employment. In the event the company is acquired or completes an Acquisition Event as defined in the Company"s 1997 Stock Option Plan, any unvested options you then hold will be immediately vested, subject to your continued employment for a period of at least six months following the completion of the Acquisition Event if so requested by the Company. Enclosed is a copy of the ACADIA Pharmaceuticals 1997 Stock Option Plan. Note that there are currently approximately 7.4 million common equivalent shares outstanding, fully diluted for the shares reserved for the 1997 Stock Option Plan.

6. In the event the Company terminates your employment, other than for cause as defined below, you will receive severance in the form of the continuation of your salary for the one year period following the termination of your employment plus the benefits you were receiving at the time of your termination (subject to the terms of the Company's benefit plans).

         For purposes of the above, "cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company of material failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence or other material misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.

7. You will be provided all of the standard company benefits, including four weeks paid vacation, health insurance, group term life and accidental death and dismemberment insurance, group disability insurance, travel accident insurance, and the ability to participate in the Company's 401k plan which includes matching of employees' contributions to the plan up to 5% of compensation. Enclosed is information regarding the Company's various benefit programs.

         With respect to the Company's matching of contributions to the 401k Plan up to 5% of compensation, note that it is the intention of the Company to provide the 5% payment to all employees interested in deferring 5% of their compensation even if their deferrals to the 401k plan are otherwise limited to less than 5% of total compensation due to various IRS rules. After you join the Company, and with your input, we can conclude on an appropriate non-qualified or other arrangement in this regard.

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8.       As a condition of your employment you will be required to agree to and sign the Company's standard Disclosure and Inventions Agreement, a copy of which is attached.

9. The start date for your employment will be April 1, 1998 or other mutually agreeable date.

Tom, I am very confident that your joining the ACADIA team will prove extremely beneficial to both you and the Company and its shareholders. If you have any questions, please do not hesitate to call me at the office or at home, my home number is (619) 793-4674. We would appreciate receiving your response to this offer by March 9, 1998.

Sincerely yours,

/s/ Mark R. Brann

Mark R. Brann, Ph.D.
Founder, Chief Executive and Scientific Officer and President


I accept your offer to become Vice President - Chief Financial Officer of ACADIA Pharmaceuticals Inc. in accordance with the terms included above:


Signature: /s/ Thomas H. Aasen                   Date: March 9, 1998
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                Thomas H. Aasen